BINDING TERM SHEET

This BINDING TERM SHEET (this "**Term Sheet**"), dated as of January 3, 2020, is entered into by and between AXIM Biotechnologies, Inc., ("**AXIM**"), a Nevada Corporation, Sapphire Biotech, Inc., a Delaware corporation ("**SAPPHIRE**"), and the shareholders of SAPPHIRE signatory hereto (the "**SHAREHOLDERS**"). AXIM, SAPPHIRE and the SHAREHOLDERS are collectively referred to herein as, the "**Parties**".

RECITALS

A. AXIM desires to acquire all of the outstanding capital stock and assume all outstanding debt of SAPPHIRE pursuant to a share exchange with the SHAREHOLDERS (the "**Share Exchange**" or "**Transaction**"), and the SHAREHOLDERS desire to acquire shares of AXIM pursuant to the Share Exchange.

B. Pursuant to the Share Exchange, the SHAREHOLDERS agree to sell 100% of their shares in SAPPHIRE (which shall constitute 100% of the issued and outstanding capital stock of SAPPHIRE) in exchange for shares of AXIM as more specifically set forth herein, and AXIM shall assume and SAPPHIRE shall assign all outstanding debt of SAPPHIRE.

C. The Share Exchange will be transacted pursuant to a Share Exchange Agreement and related documents (the "**Definitive Documents**") and will close at the offices of AXIM on a date mutually agreeable to the Parties (the "**Closing**"), but no later than February 28, 2020 unless otherwise extended by the Parties.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. **Binding Term Sheet**. The Parties hereby agree that: (i) the terms set forth in this Term Sheet shall be binding and enforceable effective as of the date hereof, and (ii) the Parties (or their applicable affiliates) shall use their good faith efforts to enter into the Definitive Documents to effectuate the Share Exchange in accordance with the terms and conditions set forth herein and such other terms as may be agreed by the Parties. The Parties shall use their good faith efforts to negotiate and execute, or to cause their applicable affiliates to negotiate and execute, the Definitive Documents by no later than February 28, 2020. However, this Term Sheet shall remain in full force and effect until the Definitive Documents are entered into by the Parties or until this Term Sheet is terminated by the mutual consent of both Parties.

2. **Capital Structure**. The projected post-Transaction capital structure of AXIM shall be as substantially set forth on **Exhibit A** hereto. In furtherance of the foregoing, and prior to, or concurrent with, the Closing of the Transaction, the SHAREHOLDERS:

a. irrevocably agree to sell their 1,000,000 shares of SAPPHIRE to AXIM, which constitutes 100% of the issued and outstanding capital stock of SAPPHIRE, pursuant to the Definitive Documents, and in consideration therefor receive shares of AXIM as set forth in **Exhibit A**;

b. shall cooperate and use reasonable best efforts to complete, or cause the completion of, each of the following: (i) the only debt SAPPHIRE shall have outstanding shall be two notes in the amount of $324,218 due to TL-66, including any and all accrued and/or unpaid interest and a convertible note in the amount of $190,000 that shall covert into 100,000 shares of SAPPHIRE (SAPPHIRE shall have no other outstanding indebtedness at the time of the Closing); (ii) all warrants, options or other convertible instruments or contingent obligations of any kind that require SAPPHIRE

to issue any of its capital stock shall have been cancelled and SAPPHIRE shall deliver to AXIM such cancellation agreements acknowledged and agreed by the holders thereof; and (iii) all accrued and unpaid salaries/consulting fees owed by SAPPHIRE to employees, consultants and advisors, shall be paid and SAPPHIRE shall have no unpaid salaries, fees or commissions of any kindowing as of the Closing.

3. **Assumption of Debt**. At the Closing, SAPPHIRE shall assign all of its outstanding debt to AXIM, and AXIM shall assume all outstanding debt of SAPPHIRE, in accordance with the terms of an Assignment and Assumption Agreement on customary terms that shall be executed by the parties and delivered at the Closing.

4. **Corporate Governance/ Management**. At the Closing, the Board of Directors of AXIM shall remain as currently constituted.

5. **Employment/Consulting Contracts; Compensation**. The following persons will be covered by services contracts containing customary terms and provisions, including:

> ***Catalina Valencia, CEO*** - Two-year employment contract with base salary to be mutually agreed upon by AXIM and Ms. Valencia, and eligibility for severance equal to the employment term remaining on the contract; *provided however,* after the end of one-year the contract will automatically convert to a one-year contract renewable annually upon agreement of AXIM and Ms. Valencia.
>
> ***CSO*** - Two-year consulting contract with base salary to be mutually agreed upon by AXIM and the Company's CSO, and eligibility for post-engagement pay equal to the term of the consulting contract remaining at the time of termination; *provided however,* after the end of one-year the contract will automatically convert to a one-year contract renewable annually upon agreement of AXIM and the Company's CSO.

Severance and post-consulting pay shall be payable in accordance with contracts upon a termination without Cause or a voluntary resignation for Good Reason (each as customarily defined), and shall be conditioned upon the execution and delivery of a release in standard form.

6. **Enforcement**. The Parties hereby agree that irreparable damage would occur in the event that any of the provisions of this Term Sheet were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Term Sheet and to enforce specifically the terms and provisions of this Term Sheet, this being in addition to any other remedy to which they are entitled at law or in equity.

7. **Confidentiality**. The information contained in this Term Sheet and the fact of the Parties' interest in pursuing the Transaction are confidential and may not be disclosed by any Party; provided that each Party may disclose such information to its shareholders, members, interest holders, directors, managers, officers, employees and professional advisers under a duty of confidentiality. Unless otherwise required by applicable law, none of the Parties shall make any public disclosure pertaining to the existence or the subject matter of this Term Sheet, without having first obtained the written consent of the other Party.

8. **Exhibits are Incorporated and Made Part of this Term Sheet. Exhibit A** is hereby incorporated into this Binding Term Sheet by this reference.

9. **Choice of Law; Venue**. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California and the federal law of the United States without reference to principles of conflicts of law. The Parties agree that, in the event of any dispute arising out of this

Agreement or the transactions contemplated thereby, venue for such dispute shall be in the state or federal courts located in San Diego, California, and that each party hereto waives any objection to such venue based on forum non conveniens.

10. **Further Assurances**. Each Party shall perform or cause to be performed any further acts and execute and deliver any documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

11. **Counterparts/Facsimile Signatures**. This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Binding Term Sheet as of the day and year first written above.

AXIM:

AXIM Biotechnologies, Inc.,
a Nevada corporation

By: ______________________
Name: Robert Malasek
Its: Chief Financial Officer

SAPPHIRE:

Sapphire Biotech, Inc.,
a Delaware corporation

By: ______________________
Name: Catalina Valencia
Its: Chief Executive Officer

SHAREHOLDERS:

____
Name (print): Catalina Valencia

____
Name (print): Glycodots, LLC

____
Name (print): Douglas F. Lake

____
Name (print): John W. Huemoeller, II

____
Name (print): Brian D. Alexander

____
Name (print): Victoria Pevsner Trust Dated 10/08/08

EXHIBIT A

Pre-Closing (Sapphire)

Sapphire Shareholders:	920,000
Skysong Shares:	80,000
TOTAL:	**1,000,000**

Exchange Ratio: 1 share of Sapphire for 60 shares of AXIM

Post-Closing (AXIM)

AXIM Shares:	63,035,419*
Sapphire Shareholders:	60,000,000
TOTAL:	**124,000,000**

* As of November 14, 2019. The shares issued and outstanding in AXIM will likely change prior to closing based on issuances in connection with capital raising activities and other issuances that are non-material and in the ordinary course (e.g., board compensation).